Exhibit 99.1

Mid-Wisconsin Financial Services, Inc. Reports Financial Results for the First Quarter 2007 and 2006

April 23, 2007
Medford, Wisconsin

Mid-Wisconsin Financial Services, Inc. (OTCBB: MWFS.OB), the holding company of Mid-Wisconsin Bank headquartered in Medford, WI, reported income of $736,000 for the first quarter of 2007 or $.45 per diluted share, compared to net income of $1.0 million, or $0.61 per diluted share for the first quarter of 2006. Return on average assets (ROA) for the 2007 quarter was .65% compared to ..96% in the comparable 2006 quarter. Return on equity (ROE) was 8.71% and 11.32% for the first quarter for 2007 and 2006, respectively.

Net interest income on a taxable-equivalent basis was $3.9 million for the first quarter of 2007 and 2006. The increased income generated by loans and investments was offset by higher cost of purchased monies. During the quarter, approximately $25 million in longer-term brokered deposits were added to replace short-term borrowings to improve our overall asset/liability management position. Interest income increased 16% while interest expense increased 37% between periods. The net interest margin was 3.63% and 3.96% for the first quarter of 2007 and 2006, respectively.

The costs associated with hiring additional and replacing personnel were one reason that salaries and wages increased to $2.0 million in 2007. Also, in 2006, a reversal of the health insurance reserve of $140,000 positively impacted the prior year financial results. Other operating expenses in 2007 included $117,000 of expenses associated with the properties and assets that were surrendered by an impaired borrower. Recruitment expenses associated with the hiring of replacement personnel totaled $38,000 during the first quarter of 2007.

Net charge-offs during the first quarter of 2007 included the $4.6 million related to the impaired borrower described in the 2006 Annual Report on Form 10-K. Excluding this specific amount, other net charge-offs in the first quarter of 2007 were $18,000 compared with $47,000 in the related quarter of 2006. Nonperforming assets were $8.0 million at March 31, 2007 as compared with $7.3 million at year end 2006, and $1.9 million at March 31, 2006. The amounts included in nonperforming assets related to the impaired borrower totaled $4.9 million and $5.1 million at March 31, 2007 and December 31, 2006, respectively.

After reviewing the first quarter results and longer-term projections, the board has determined that the special dividend of $.40 per share will not be made in the second quarter of 2007. The Board continually evaluates short-term and longer-term capital needs of the Corporation, and has an expressed goal of maintaining sufficient capital to remain a well-capitalized bank and bank holding company. Based on the additional capital required for future growth possibilities and the costs associated with developing new products and services, the Board has determined at this time that a special dividend will not be paid in 2007. The determination of the actual 2{nd} quarter dividend is expected to be announced on May 15{th} similar to the timetable used in prior years.

Mid-Wisconsin Financial Services, Inc., headquartered in Medford, Wisconsin, is the holding company of Mid-Wisconsin Bank which operates fourteen retail banking locations throughout central and northern Wisconsin serving markets in Clark, Eau Claire, Lincoln, Marathon, Oneida, Price, Taylor and Vilas counties. A new branch in Eagle River is expected in open in late April. In addition to traditional loan and deposit products, the Bank offers trust, brokerage and private client services through its Wealth Management Services Group, and also performs residential real estate appraisals through a corporate subsidiary, Excel Real Estate Services, Inc.

This press release contains forward-looking statements or comments, including our estimate of the impact of the expected loss on our financial results. These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's view as of any subsequent date. Forward-looking estimates and statements involve significant risks and uncertainties and actual results may differ materially from those presented,
either expressed or implied, in this filing.   Additional factors that that may
cause actual results to differ materially from those expressed in the forward-looking statements include (i) other risks and assumptions described in Mid-Wisconsin's Annual Report on Form 10-K for the year ended December 31, 2006 under the headings "Forward-Looking Statements" and "Risk Factors" which factors are incorporated herein by reference, and (ii) such other factors as may be described in other Mid-Wisconsin filings with the Securities and Exchange Commission ("SEC"). We specifically disclaim any obligation to update factors or to publicly announce the result of revisions to any of the forward-looking statements or comments included herein to reflect future events or developments.

                   Mid-Wisconsin Financial Services, Inc.
                          Financial Information
                               (unaudited)
                                                    Three Months Ended
                                                     March     March
                                                       31,       31,     Percent
(in thousands)                                        2007      2006     Change
Interest and dividend income:
  Loans, including fees                              $6,781    $5,785     17.2%
  Securities
     Taxable                                            679       582     16.7%
     Tax-exempt                                         234       229      2.2%
  Other interest and dividend income                    105       113     -7.1%
Total interest and dividend income                    7,799     6,709     16.2%
Interest expense:
  Deposits                                            3,235     2,168     49.2%
  Short-term borrowings                                 185       260    -28.8%
  Federal Home Loan Bank borrowings                     427       345     23.8%
  Subordinated debentures                               154       154      0.0%
Total interest expense                                4,001     2,927     36.7%
Net interest income                                   3,798     3,782      0.4%
Provision for loan losses                               150       125     20.0%
Net interest income after provision for loan losses   3,648     3,657     -0.2%

Non-interest income:
  Service fees                                          314       217     44.7%
  Trust service fees                                    302       233     29.6%
  Investment product commissions                         57        98    -41.8%
  Other operating income                                274       263      4.2%
Total non-interest income                               947       811     16.8%
Non-interest expenses:
  Salaries and employee benefits                      2,041     1,709     19.4%
  Occupancy                                             480       415     15.7%
  Data processing and information systems               196       161     21.7%
  Other operating expenses                              851       672     26.6%
Total non-interest expenses                           3,568     2,957     20.7%

Income (loss) before taxes                            1,027     1,511    -32.0%
Provision (benefit) for income taxes                    291       495    -41.2%
Net income (loss)                                      $736    $1,016    -27.6%

                                                      Three Months Ended
                                                       March       March
                                                        31,         31,
                                                       2007        2006
PER SHARE DATA

Basic earnings (loss) per share                        $0.45       $0.61
Diluted earnings (loss) per share                       0.45        0.61
Book value per share                                   21.13       21.55
Dividends per share                                     0.22        0.22
Dividend payout ratio                                   49.0%       35.5%
Average shares outstanding-basic (in 000's)            1,640       1,662
Average shares outstanding-diluted (in 000's)          1,642       1,665
Stock Price Information:
   High Bid                                           $38.00      $37.00
   Low Bid                                             32.15       35.40
   Bid price at quarter end                            34.25       36.50


KEY RATIOS

Return on average assets                                0.65%       0.96%
Return on average equity                                8.71%      11.32%
Equity to assets                                        7.42%       8.39%
Net interest margin (FTE)                               3.63%       3.79%
Efficiency ratio (FTE)                                 73.62%      62.68%
Net charge-offs to average loans                        1.33%       0.01%
Nonperforming assets to total loans                     2.33%       0.61%

                  Mid-Wisconsin Financial Services, Inc.
                          Financial Information
                                (unaudited)
                                               As of         As of
                                               March        December
                                                 31,           31,       Percent
(in thousands)                                  2007          2006       Change
ASSETS
Cash and due from banks                        $8,046       $12,111       -33.6%
Interest-bearing deposits                          15            22       -31.8%
Federal funds sold                              1,441           369       290.5%
Securities                                     81,617        82,472        -1.0%
Loans held for sale                               810           216       275.0%
Loans                                         345,029       351,447        -1.8%
Allowance for loan losses                      (3,705)       (8,184)      -54.7%
Net loans                                     341,324       343,263        -0.6%
Accrued interest receivable                     2,569         2,474         3.8%
Premises and equipment, net                     9,226         9,332        -1.1%
Goodwill                                          295           295         0.0%
Other investments - at cost                     2,616         2,616         0.0%
Other assets                                   12,404         7,481        65.8%
Total Assets                                 $460,363      $460,651        -0.1%

LIABILITIES & STOCKHOLDERS' EQUITY
Non-interest-bearing deposits                 $43,924       $47,693        -7.9%
Interest-bearing deposits                     317,404       294,560         7.8%
  Total deposits                              361,328       342,253         5.6%
Short-term borrowings                          11,404        31,281       -63.5%
Federal Home Loan Bank borrowings              38,428        38,428         0.0%
Subordinated debentures                        10,310        10,310         0.0%
Accrued interest payable                        2,370         2,180         8.7%
Accrued expenses and other liabilities          1,872         2,066        -9.4%
Total liabilities                             425,712       426,518        -0.2%

Total stockholders' equity                     34,651        34,133         1.5%
Total Liabilities & Stockholders' Equity     $460,363      $460,651        -0.1%

Nonperforming assets                           $8,036        $7,254        10.8%
Net charge-offs                                $4,629           $47          NM

                                              Three Months Ended
                                             March         March
                                               31,           31,
                                              2007          2006
Margin Analysis
EARNING ASSETS
  Loans (FTE)                                  7.92%          7.37%
  Investment securities:
    Taxable                                    4.71%          4.21%
    Tax exempt (FTE)                           5.85%          6.50%
    Other                                      5.64%          4.75%
  Total interest-earning assets                7.35%          6.83%

INTEREST-BEARING LIABILITIES
  Interest-bearing demand                      2.25%          1.86%
  Savings deposits                             3.31%          2.58%
  Time deposits                                4.91%          3.84%
Short-term borrowings                          4.71%          4.12%
Federal Home Loan Bank borrowings              4.51%          3.77%
Subordinated debentures                        5.98%          5.98%
Total interest-bearing liabilities             4.27%          3.46%

Net Interest rate spread (FTE)                 3.08%          3.37%
Net interest rate margin (FTE)                 3.63%          3.96%

Average Balance Sheet (in thousands)
Loans                                      $348,026       $314,212
Deposits                                    358,109        312,082
Assets                                      461,435        424,717
Stockholders' equity                         34,256         35,906